Exhibit 99.1

Transcript of Earnings Call for Results from the First Quarter of 2010
May 12, 2010
This transcript has been edited for clarity.

Operator:

Good day, ladies and gentlemen. Welcome to the China XD Plastics’ 1Q10 earnings conference call. My name is Nicole and I will be your operator for today. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today’s call, Ed Job. Please, proceed.

Ed Job:

Thank you, Nicole. Good morning and good evening to those of you joining us from China. Welcome to China XD Plastics’ 1Q10 earnings conference call. With us today are Mr. Jie Han, Chairman and Chief Executive Officer of China XD Plastics, Mr. Taylor Zhang, Chief Financial Officer, Mr. Qingwei Ma, Chief Operating Officer, Mr. Junjie Ma, Chief Technology Officer.

Before I turn the call over to Mr. Han, I would like to remind our listeners that management might make forward-looking statements which are subject to risks and uncertainties. Management may make additional forward-looking statements in response to your questions. The Company therefore claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today. And we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

In addition, any projection as to the Company’s future performance represents management’s estimate as of today, May 12th, 2010. China XD Plastics assumes no obligation to update these projections in the future, as market conditions may change.

To supplement its financial results presented in accordance with US GAAP, management will make reference to certain non-GAAP financial measures, which the Company believes provides meaningful additional information to understand its operating performance. A table reconciling non-GAAP measures to nearest GAAP equivalents can be found on the earnings press release issued earlier today.

And now it is my pleasure to turn the call over to China XD Plastics’ Chairman and Chief Executive Officer, Mr. Jie Han. Mr. Han, you may proceed.

Jie Han:

[Speaking in foreign language] Thank you, Ed. We are pleased to report another successful quarter in which we exceeded our operational targets for revenue, shipments and profit, while yet again demonstrating the strength of our business model and our ability to efficiently expand our manufacturing capacity, with new projects, build our brands and successfully penetrate regional markets in north and east China to diversify our customer base.

As we discussed in our last call, in the 1Q we continued the efficient execution of our capacity build-out by adding 30,000 tons of capacity to reach 100 tons of modified plastics manufacturing capacity, putting us on target to reach our 300,000 tons goal. We are also pleased to report that during the 1Q10, we were granted two product certifications from Shanghai General Motors, this being the first time China XD Plastics products have been certified by a US OEM, which we believe paved the way for us to supply auto part manufacturers selling to US OEMs and eventually expand our market opportunity to include the United States in the future.

Subsequent to the end of the quarter, we also took advantage of the preferential policy for investments from the local government to enter into an agreement with the Harbin Economic and Technological Development Administration to consolidate our manufacturing facilities and change our business address and tax registration to our North Dalian Road factory, where we are currently headquartered, and where 24 of our 31 production lines are already located.

In addition to receiving RMB 20 million as an inducement from the local authorities to make this move, we are very pleased with this agreement as it will allow us to streamline our operations and improve our efficiency.

Looking ahead, we remain positive on the outlook for our business and we will continue to executive on the key elements of our strategy, leveraging our technology platform to win new product certification, expanding our distribution network to gain access to new markets and customers, and building out our capacity to meet growing demand for our products.

I would like to take this opportunity to thank you for your support. We look forward to taking your questions at the end of this call.

Ed Job:

Now that I have competed translating Mr. Han’s comments, I would like to turn the call over to Mr. Taylor Zhang, Chief Financial Officer for China XD Plastics. Taylor, you may proceed.

Taylor Zhang:

Thank you, Mr. Han, thank you, Ed. As Mr. Han noted, our 1Q results came in ahead of our expectations as we leveraged our increased capacity to take advantage of the strong demand for our products. As a result, our revenue increased 89.6% to a record of US$50 million, compared to US$26.4 million in the same period of 2009. The increase in revenue is primarily attributable to the increased sales volume.

Gross profit was US$11.9 million, up 106.7% from US$5.8 million in the 1Q09. Gross margin was 23.8% compared to 21.8% in the same period last year. The year-over-year increase in gross margin was due to higher value added mix associated with increase in demand for high-end vehicles in recent months.

Selling expenses for the 1Q10 were US$91 thousand compared to US$46 thousand in the same period of last year. As a percentage of revenues, selling expenses for the 1Q10 remained unchanged compared to the same period of last year, at 0.2% of total revenue.

General and administrative expenses were US$1.9 million, up from US$1 million for the same period of last year. The year-over-year increase in G&A expenses was mainly due to the increase in stock-based compensation. Research and development expenses were US$1.5 million, or 3% of the total revenue compared to US$0.3 million, or 1.1% of total revenue in the same period of 2009. The increase in R&D expense was driven by our strong technology focus on developing new products to meet the needs of our customers.

Our operating income for the quarter was US$8.4 million, up 92% over the same period a year ago. The year-over-year increase in operating income is primarily due to the higher volumes and improved gross margins. Net interest expense was US$0.4 million in the 1Q10.

EBITDA for the 1Q was US$10 million, up from US$4.8 million in the 1Q09. In the quarter we recorded a non-cash gain of US$5.1 million to account for the change in fair value of warrants and the derivative liabilities on our balance sheet.

Our net income for the 1Q10 was US$13.1 million compared to a net income of US$4 million in the same period last year. Series C preferred stock dividends in the 1Q10 were US$2.6 million. Our net income attributable to common shareholders was US$10.5 million.

Our basic and fully diluted earnings per share for the 1Q10 were US$0.26 and US$0.25 respectively. Adjusted net income, excluding non-cash charges and gains associated with stock-based compensation changing in fair value of warrants and derivative liabilities and preferred dividends was US$6.1 million or US$0.15 per basic and per fully diluted share.

Now, turning to the balance sheet. As of March 31st, 2010, we had US$5.1 million in cash and cash equivalents, US$8.8 million in restricted cash, US$37.8 million in working capital and a current ratio of 2.1. Shareholders’ equity as of March 31st, 2010 stood at US$60.8 million compared to US$21.5 million at the end of 2009.

In summary, we are very pleased with our operating results in the 1Q and we remain excited with the opportunities ahead to participate in the growth of the auto industry in China.

I would now like to open the call to your questions. Operator?

Amit Dayal, Rodman & Renshaw:

Thank you. Good morning, Taylor, good evening, Mr. Han. Congratulations on another strong quarter. Just a couple of quick questions: on the margin side, Taylor, should we continue to expect the margins to range between 23% and 24%? I know you have been improving them year over year. And the follow up to that would be, what would be the risks to the margin side in the current environment?

Taylor Zhang:

Hi Amit, thank you for your questions. So, for the margin we believe throughout the end of this year we will see moderate improvements as we increase the efforts of marketing and selling the higher value added and high margin products, mostly used in medium and larger model vehicles in China. So, we believe we will be able to achieve, at least, 23% for the entire year.

As for your question regarding the risk, we believe the market demand in China will continue to be strong. And also we believe more and more consumers will turn to consumption of more luxury models, for example the medium and also high-end vehicles in China, which also help us to improve our margin. And secondly, due to the newly added capacity we have achieved higher economy of scale, which also helps us to reduce from the cost perspective.

Amit Dayal:

Basically, operating margins should also continue to improve?

Taylor Zhang:

Right, that will exclude the non-cash charges or gain.

Amit Dayal:

Right. In terms of the preferred share situation, Taylor, can you provide us an update on where we stand with all those?

Taylor Zhang:

Sure, so in the 1Q10 most of the preferred stock has been converted into common stock, which also is shown in the balance sheet. Now we have about 752 shares of preferred stock remaining at the end of 1Q10. And as of today we have only two shares left, so almost all of them have been already converted into common stocks.

Amit Dayal:

OK. So for the 2Q is also just in terms of other financial statements we are going to look, we probably will not see that line item in terms of dividends in payroll, or at least that should reduce, right?

Taylor Zhang:

Right, the dividends will be very minimal in the 2Q.

Amit Dayal:

And in terms of the guidance range that you have provided for the year, I think US$170 million to US$200 million top line, what is the availability over there? Like, what would get you to the higher end of the range versus the lower end of the range? Is it just the capacity utilization or is there any other driver that we should be aware of?

Taylor Zhang:

Capacity utilization is definitely the major driver of whether we can go to the upper end of the guidance. In addition, the average pricing of our products also will contribute to our top line. And the pricing also is related to the product mix we are selling. For example, the higher end products we sell tend to have a higher pricing compared to low-end products.

Amit Dayal:

OK. And in relation to this new US OEM certification, I am assuming we have not begun supplying to Shanghai GM or seeing the products being used in the Shanghai GM yet. I mean, is that something that should happen in the rest of 2010?

Taylor Zhang:

OK. I will direct the question to our COO, Mr. Ma. [Speaking in foreign language]

Qingwei Ma:

[Speaking in foreign language]

Taylor Zhang:

Hi Amit, here is the answer from Mr. Ma, the COO. He said that you are correct about that we have not supplied into Shanghai GM as of now, but we do anticipate gradually supply to Shanghai GM because the certification was just obtained in the 1Q of this year.

Amit Dayal:

Any positive tax implications from the facility move to the new location?

Taylor Zhang:

I beg your pardon, Amit. Say it again.

Amit Dayal:

Will the Company receive any positive tax benefits from moving to the new facility?

Taylor Zhang:

The tax for our operating entity in China, Harbin Xinda Macromolecule, will remain the same as before. We enjoy the tax benefits because our high-tech enterprise status, so that will not change, will remain the same.

Amit Dayal:

So, we are modeling for around 5% taxes; should we continue with those assumptions basically?

Taylor Zhang:

Yes. That is, I would say, conservative assumption going forward for this year.

Amit Dayal:

OK, prefect. And just one last question: in terms of the outstanding share count, what number should we be using going forward?

Taylor Zhang:

Going forward, again to be conservative, assuming all the preferred stock, all the converted preferred stock into the calculation, so we would suggest about 44 million shares.

Amit Dayal:

OK, perfect. Thank you so much.

Andy Yeung, Oppenheimer:

Hi. Congratulations on your very strong quarter.

Taylor Zhang:

Thank you. Hi, Andy.

Andy Yeung:

Hi, Taylor. So, actually there are a couple of questions, and the first one is, can you give us an update on your capacity expansion plan? I mean, I think you mentioned that you expect 30,000 tons of new capacity coming online the same quarter; have they been put into use already? And if so, what is your utilization rate at this time?

Taylor Zhang:

OK. So actually, in the 1Q, in terms of the capacity utilization, for the new added capacity we are ahead of our schedule. And just to give you a better idea for the existing lines we had last year, the utilization in the 1Q of this year is slightly above 90%. And also the newly added production line, they contributed to about 45% of capacity utilization, so on average, altogether, our capacity utilization in the 1Q is above 80%.

Andy Yeung:

OK. So, there is still more room. But, in terms of full years, are you guys going to expand capacity even more? Or this is for the rest of the year?

Taylor Zhang:

This is for the rest of this year. And as indicated in our earnings release in the 1Q10, the sales of volume of the 1Q is approximately 23,000 tons, and we expect about in the range of 23,000 to 25,000 tons in the 2Q, 3Q, and 4Q.

Andy Yeung:

Got it. OK. And then one final question just, now that you have received certification from Shanghai GM, would that change your geographic expansion plan? I think before you mentioned that your first target is to expand beyond the Northeast region, is to go to the Northern regions of Beijing, Tianjing regions, and then to the Shanghai regions. But now that you have got this certification, do you plan to move to Shanghai first before move to Beijing and Tianjing area?

Taylor Zhang:

OK. I think this is more a strategic question. So, I will direct to our Chairman and CEO, Mr. Jie Han. [Speaking in foreign language]

Jie Han:

[Speaking in foreign language]

Taylor Zhang:

OK. Hi, Andy, so basically, our strategic expansion still remains the same, which is going after the north region in China first, and then to Shanghai region, in the eastern region. However, the new product certification from the Shanghai GM is basically a preparation for us for the future expansion. So, it is never too early to get into other markets, which will eventually help us to expand more effectively. And also Mr. Han wants to take this opportunity to thank our R&D employees for their excellent job.

Andy Yeung:

Thank you, Mr. Han, thank you Taylor. That is all the questions I have.

Operator:

There are no further questions at this time, sir. Are there any closing remarks?

Ed Job:

On behalf of China XD Plastics, we want to thank you for your interest and participation on this call. For those interested in meeting with management, please contact CCG Investor Relations at 646-701-1445. Again, thank you for your participation on this call. Operator?

Operator:

Thank you, sir. This concludes today’s 1Q10 earnings conference call. You may now disconnect.

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